UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2016

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire	AL10 9UL
(Address of principal executive offices)	(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Dutch and European Investors’ Associations (together, “VEB”) have informed Mylan N.V. (“Mylan”) that they have fallen short of soliciting the support from Mylan shareholders for VEB’s actions in respect to Mylan’s proposed acquisition of Meda AB (“Meda”).

While Mylan understands VEB has its role, in this case there simply is no basis in law that would require Mylan to submit the offer to acquire Meda for a vote of Mylan’s shareholders.

Compliance with the letter and spirit of the laws applicable to Mylan has always been foremost among Mylan’s driving principles and practices. The Meda transaction is no different.

Mylan has informed VEB that they are of course free to pursue legislative changes to the current law if they are so inclined to have it amended. Until such time, if any, that changes to the law are actually implemented, Mylan will continue to adhere to the current law. It is worth noting that two of the leading Dutch corporate law firms – NautaDutilh and Stibbe - have consistently advised Mylan accordingly.

Mylan has also informed VEB that should they continue to misconstrue both the letter and the spirit of the Dutch Civil Code in a way that is inconsistent with the current law and facts, they risk causing substantial harm to the interests of both Mylan shareholders – the very group which they purport to protect – as well as Meda’s shareholders.

Mylan has met with and spoken to a majority of its top shareholders and Mylan has been pleased with the strong support it has heard from them directly for this accretive transaction since its announcement, and Mylan is confident that they clearly recognize the strong short- and long-term strategic and financial logic of this combination.

Mylan will continue to work to pursue this exciting opportunity for its shareholders and other stakeholders, and Mylan looks forward to completion of this combination in the third quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: March 11, 2016	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer